UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934 (Amendment No. 2)*

Terns Pharmaceuticals, Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

880881107
(CUSIP Number)

September 30, 2024
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Capital Fund VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,933,185 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
1,933,185 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,933,185 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of common stock, $0.0001 par value (“Common Stock”) of Terns Pharmaceuticals, Inc. (the “Issuer”) are held of record by Vivo Capital Fund VIII, L.P. as of October 31, 2024. Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Capital Surplus Fund VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
266,948 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
266,948 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
266,948 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Capital Surplus Fund VIII, L.P. as of October 31, 2024. Vivo Capital VIII, LLC is the general partner of Vivo Capital Surplus Fund VIII, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Capital VIII, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,200,133 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
2,200,133 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,200,133 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.6% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1)	The shares of Common Stock of the Issuer are held of record by Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. as of October 31, 2024. Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Opportunity Fund Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,597,243 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
4,597,243 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,597,243 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of Common Stock are held of record by Vivo Opportunity Fund Holdings, L.P. as of October 31, 2024. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s quarterly report on Form 10-Q, filed with the SEC on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Opportunity, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,597,243 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
4,597,243 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,597,243 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1)	The shares of Common Stock are held of record by Vivo Opportunity Fund Holdings, L.P. as of October 31, 2024. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Asia Opportunity Fund Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
98,370 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
98,370 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
98,370 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(1)	The shares of Common Stock are held of record by Vivo Asia Opportunity Fund Holdings, L.P. as of October 31, 2024. Vivo Opportunity Cayman, LLC is the general partner of Vivo Asia Opportunity Fund Holdings, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

CUSIP No. 880881107
1	NAMES OF REPORTING PERSONS
Vivo Opportunity Cayman, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
98,370 (1)
	6	SHARED VOTING POWER
0
	7	SOLE DISPOSITIVE POWER
98,370 (1)
	8	SHARED DISPOSITIVE POWER
0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
98,370 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (2)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(1)	The shares of Common Stock are held of record by Vivo Asia Opportunity Fund Holdings, L.P. as of October 31, 2024. Vivo Opportunity Cayman, LLC is the general partner of Vivo Asia Opportunity Fund Holdings, L.P.

(2)	Based on 84,938,855 shares of Common Stock of the Issuer outstanding as of November 8, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024.

Item 1. (a)	Name of Issuer:

Terns Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1065 East Hillsdale Blvd., Suite 100

Foster City, CA 94404

Item 2. (a)	Name of Person Filing:

This Amendment No. 2 to Schedule 13G is filed jointly by Vivo Capital Fund VIII, L.P., Vivo Capital Surplus Fund VIII, L.P., Vivo Capital VIII, LLC, Vivo Opportunity Fund Holdings, L.P., Vivo Opportunity, LLC, Vivo Asia Opportunity Fund Holdings, L.P., and Vivo Opportunity Cayman, LLC.

(b)	Address of Principal Business Office or, if None, Residence:

192 Lytton Avenue, Palo Alto, CA 94301

(c)	Citizenship:

Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. are Delaware limited partnerships.

Vivo Capital VIII, LLC is a Delaware limited liability company.

Vivo Opportunity Fund Holdings, L.P. is a Delaware limited partnership.

Vivo Opportunity, LLC is a Delaware limited liability company.

Vivo Asia Opportunity Fund Holdings, L.P. is a Cayman Islands limited partnership.

Vivo Opportunity Cayman, LLC is a Cayman Islands limited liability company.

(d)	Title of Class of Securities:

Common stock, $0.0001 par value

(e)	CUSIP Number:

880881107

Item 3.	If This Statement is Filed Pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(l)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1(ii)(j), please specify the type of institution: ________________

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

(1) Vivo Capital Fund VIII, L.P., Vivo Capital Surplus Fund VIII, L.P. and Vivo Capital VIII, LLC 1,933,185 shares of Common Stock are held of records by Vivo Capital Fund VIII, L.P. 266,948 shares of common stock are held of records by Vivo Capital Surplus Fund VIII, L.P. Vivo Capital VIII, LLC is the general partner of both Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P.

(2) Vivo Opportunity Fund Holdings, L.P. and Vivo Opportunity, LLC 4,597,243 shares of Common Stock are held of record by Vivo Opportunity Fund Holdings, L.P. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P.

(3) Vivo Asia Opportunity Fund Holdings, L.P. and Vivo Opportunity Cayman, LLC 98,370 shares of Common Stock are held of records by Vivo Asia Opportunity Fund Holdings, L.P. Vivo Opportunity Cayman, LLC is the general partner of Vivo Asia Opportunity Fund Holdings, L.P.

(b)	Percent of class:

Vivo Capital Fund VIII, L.P.: 2.3%

Vivo Capital Surplus Fund VIII, L.P.: 0.3%

Vivo Capital VIII, LLC: 2.6%

Vivo Opportunity Fund Holdings, L.P.: 5.4%

Vivo Opportunity, LLC: 5.4%

Vivo Asia Opportunity Fund Holdings, L.P.: 0.1%

Vivo Opportunity Cayman, LLC: 0.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

Vivo Capital Fund VIII, L.P.: 1,933,185 shares

Vivo Capital Surplus Fund VIII, L.P.: 266,948 shares

Vivo Capital VIII, LLC: 2,200,133 shares

Vivo Opportunity Fund Holdings, L.P.: 4,597,243 shares

Vivo Opportunity, LLC: 4,597,243 shares

Vivo Asia Opportunity Fund Holdings, L.P.: 98,370 shares

Vivo Opportunity Cayman, LLC: 98,370 shares

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of:

Vivo Capital Fund VIII, L.P.: 1,933,185 shares

Vivo Capital Surplus Fund VIII, L.P.: 266,948 shares

Vivo Capital VIII, LLC: 2,200,133 shares

Vivo Opportunity Fund Holdings, L.P.: 4,597,243 shares

Vivo Opportunity, LLC: 4,597,243 shares

Vivo Asia Opportunity Fund Holdings, L.P.: 98,370 shares

Vivo Opportunity Cayman, LLC: 98,370 shares

(iv)	Shared power to dispose of or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Vivo Capital Fund VIII, L.P.
By: Vivo Capital VIII, LLC, its General Partner

November 14, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Capital Surplus Fund VIII, L.P.
By: Vivo Capital VIII, LLC, its General Partner

November 14, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Capital VIII, LLC

November 14, 2024
(Date)

/s/ Frank Kung
(Signature)

Managing Member
(Title)

Vivo Opportunity Fund Holdings, L.P.
By: Vivo Opportunity, LLC, its General Partner

November 14, 2024
(Date)

/s/ Kevin Dai
(Signature)

Managing Member
(Title)

Vivo Opportunity, LLC

November 14, 2024
(Date)

/s/ Kevin Dai
(Signature)

Managing Member
(Title)

Vivo Asia Opportunity Fund Holdings, L.P.
By: Vivo Opportunity Cayman, LLC, its General Partner

November 14, 2024
(Date)

/s/ Kevin Dai
(Signature)

Vivo Opportunity Cayman, LLC

November 14, 2024
(Date)

/s/ Kevin Dai
(Signature)